EXHIBIT 99.1

ANIXTER INTERNATIONAL INC. REPORTS FOURTH QUARTER 2013 RESULTS

Adjusted Diluted EPS from Continuing Operations Up 24% to $1.61
Versus Adjusted Diluted EPS of $1.30 in the Year-ago Quarter,
on Record 4th Quarter Sales of $1.60 Billion

Fourth Quarter Highlights

•	Organic revenue growth of 4.7%

•	Operating income of $95.6 million, up 12% on an adjusted basis

•	Full-year cash flow from operations up 134% to $335 million

•	Special dividend of $5.00 per common share paid in the 4th quarter

GLENVIEW, IL, (Business Wire) February 4, 2014 - Anixter International Inc. (NYSE: AXE) today reported sales of $1.60 billion for the quarter ended January 3, 2014, a 3.5 percent increase compared to the year-ago quarter. Organic sales, which excludes the impact of the following two items, increased by 4.7 percent year-over-year:

•	$9.9 million from the unfavorable effect of copper pricing

•	$8.7 million from the unfavorable effect of foreign exchange

Operating income in the current quarter of $95.6 million increased by 148 percent compared to year-ago results which included pre-tax charges of $46.7 million, attributable to the impairment of goodwill and long-lived assets, pension-related adjustments and restructuring charges. On an adjusted basis, operating income increased by 12.1 percent, driven by the strong performance of our OEM Supply segment and improved gross margins in all three segments. Operating margin of 6.0 percent increased by 10 basis points sequentially and increased by 50 basis points year-over-year, on an adjusted basis.

Net income from continuing operations of $58.2 million compares to $5.2 million in the year-ago quarter. The current quarter tax expense was favorably impacted by $4.8 million due to the decline in our effective tax rate driven by a change in the country mix of earnings. The adjusted net income for the current quarter of $53.4 million compares to the adjusted net income for the prior year quarter of $42.8 million, an increase of 24.8 percent. All year-over-year comparisons reflected in the following comparisons are presented on an adjusted basis. Reconciliations are provided in the supplemental information at the end of this release.

“While we experienced gradually improving market trends in all of our segments and geographies, we were especially pleased to achieve significant sales and profit growth in our OEM Supply segment, reflecting the results of actions we have taken to reposition the business for profitable growth. The performance in this segment fueled double-digit sales increases and strong growth in profits in our European geography,” commented Bob Eck, President and CEO. “Overall, we are encouraged by the improving performance within each of our segments across our global markets, reflecting the value of our global capabilities to an increasing number of global customers.”

Income Statement Detail

Gross margin of 23.2 percent for the fourth quarter of 2013 compares to 22.9 percent in the third quarter 2013 and 22.2 percent in the year-ago quarter, driven by improvement in all segments. Gross profit dollars increased by 9.4 percent on an organic basis, which excludes the impact of foreign exchange and copper pricing, compared to the 4.7 percent organic sales increase.

Operating expenses of $275.8 million for the fourth quarter of 2013 increased by 7.1 percent versus the prior year quarter on an adjusted basis, with the increase primarily caused by an additional week in this year's fourth quarter combined with higher employee incentives and benefit costs. Interest expense of $11.2 million decreased by $5.0 million compared to the prior year quarter due to the redemption of the convertible notes in the first quarter of 2013. Foreign exchange and other expenses of $3.8 million increased $2.0 million from the prior year quarter primarily reflecting the negative impact of a strengthening U.S. dollar in multiple foreign markets. Our adjusted annual effective tax rate of 33.7 percent declined from 36.5 percent in the year-ago period, primarily due to a change in the country mix of earnings.

Segment Update

Enterprise Cabling and Security Solutions (“ECS”) sales of $811.3 million compare to $800.0 million in the prior year period. The 1.4 percent increase was driven by improvements in our Emerging Markets geographies, reflecting the timing of projects and the strengthening of Latin American markets. We continue to experience a slow recovery in our US markets as many customers continue to be cautious regarding capital investments. Organically, ECS sales increased 1.9 percent.

On a sequential basis, ECS sales increased 0.9 percent from the third quarter of 2013, driven by improvements in our Emerging Markets geographies. Security Solutions sales were flat versus the prior year quarter excluding the impact of the previously disclosed contract that concluded in the fourth quarter of 2012.

ECS operating income of $41.2 million compares to adjusted operating income of $44.3 million in the year ago quarter. The year-over-year decrease was caused by higher operating expenses primarily resulting from the quarter having one additional week. Operating margin for ECS of 5.1 percent compares to adjusted operating margin of 5.5 percent in the year ago quarter. Sequentially, operating margin declined by 20 basis points versus the third quarter.

Electrical and Electronic Wire and Cable (“W&C”) achieved fourth quarter sales of $539.6 million, an 0.8 percent decrease from the prior year period, primarily caused by a drop of approximately 9 percent in the average price of copper. Emerging markets sales increased by 11 percent reflecting project strength in our Asia Pacific geography. Excluding the $9.9 million unfavorable impact from a $0.32 decline in the average price of copper, and the $6.7 million unfavorable impact from foreign exchange, organic sales increased by 2.2 percent. Sequentially, global sales increased by 2.1 percent versus the third quarter of 2013 as industrial project business strengthened as the quarter progressed.

For the full year, Industrial Communications and Control sales of $243 million increased by 20 percent versus 2012, as a result of our strategic growth initiative.

Operating income of $40.9 million compares to adjusted operating income of $43.7 million in the year ago quarter. The year-over-year decrease was caused primarily by geographic mix and the additional week of operating expenses. Operating margin of 7.6 percent compares to 7.9 percent in the third quarter of 2013 and an adjusted operating margin of 8.0 percent in the year ago quarter.

OEM Supply (“OEM”) sales increased by 23.6 percent from the prior year quarter to a fourth quarter record of $247.6 million, reflecting the continued ramp up of a contract in Europe and improvement in North America heavy truck production levels. Excluding the $2.2 million favorable impact from foreign exchange, organic sales increased by 22.5 percent. On a sequential basis, sales increased by 10.2 percent driven primarily by strength in Europe.

Operating income of $13.5 million compares to an adjusted operating loss of $2.7 million in the year ago quarter. Operating margin of 5.5 percent compares to an adjusted operating margin of negative 1.4 percent in the prior year quarter and 3.7 percent in the third quarter of 2013.

Cash Flow and Leverage

In the quarter, the company generated $137.2 million of cash from operations bringing the year-to-date cash flow from operations to $334.5 million. This compares to $142.9 million of cash from operations for the full year 2012 and is a result of our relentless focus on improving working capital efficiency combined with the effects of slower growth in the business.

“We were pleased to declare and pay a $5.00 per share special dividend in the fiscal fourth quarter of 2013, reflecting the strength of our balance sheet, our significant cash flow generation and our steadfast commitment to return value to shareholders,” commented Ted Dosch, Executive Vice President – Finance and CFO. “Our financial position continues to be excellent and we constantly evaluate the optimal use of our funds. We remain committed to investing in our growth initiatives and returning excess capital to our shareholders, as we have done consistently over the past five years.”

Key capital structure and credit-related statistics for the quarter:

•	Debt-to-total capital ratio of 44.9 percent compares to 50.3 percent at the end of 2012

•	Weighted average cost of borrowed capital of 5.4 percent compares to 6.3 percent in the year ago quarter

•	$323.9 million of availability under bank revolving lines of credit at quarter end

•	$145 million of outstanding borrowings under the $300 million accounts receivable securitization facility at quarter end

Business Outlook

“As we enter 2014, we believe we are well-positioned for global growth in all of our segments. In addition to a gradually improving economy, we have strategic initiatives which we believe will enable us to gain market share and exceed market growth across our business. For the year, we expect mid-single digit organic growth, compared to a 0.5 percent decrease in organic sales for 2013.” Eck concluded, “We have taken aggressive measures to align our cost structure with the current economic environment, while continuing to invest in our strategic growth initiatives, including security, emerging markets, industrial communication and control, in-building wireless and e-commerce. As companies continue their relentless focus on managing expenses, our business model, which is based on helping our customers lower their supply chain costs and reduce execution risk across the globe, is of even greater value.”

Financial Results From Continuing Operations
(In millions, except per share amounts)

	Three Months Ended			Twelve Months Ended
	Jan 3, 2014	Dec 28, 2012	Percent Change	Jan 3, 2014	Dec 28, 2012	Percent Change
Net Sales	$1,598.5	$1,544.4	4%	$6,226.5	$6,253.1	—
Operating Income	$95.6	$38.6	148%	$354.8	$282.5	26%
Net Income	$58.2	$5.2	nm	$200.4	$124.6	61%
Diluted Earnings Per Share	$1.75	$0.16	nm	$6.04	$3.69	64%
Diluted Weighted Shares	33.2	33.1	—	33.2	33.8	-2%

Fourth Quarter Earnings Call Details

The company will host a conference call to discuss these results beginning at 9:30 a.m. Central Time today. The call will be available as a live audio webcast and can be accessed at the Investor Relations portion of Anixter’s website at anixter.com/investor. Dial-in numbers for the call are as follows:

U.S./Canada toll-free dial-in:    1-888-438-5525
International dial-in:        1-719-325-2458
Passcode:            751 9585

A replay of the call will be available at anixter.com/investor for 15 days following the call. Prior to the beginning of the call a supplemental presentation titled “Fourth Quarter 2013 Highlights and Operating Review” will be available on the company’s Investor Relations section of the website.

About Anixter

Anixter International is a leading global distributor of enterprise cabling and security solutions, electrical and electronic wire and cable, and OEM supply fasteners and other small parts. The company adds value to the distribution process by providing its customers access to 1) innovative inventory management programs 2) approximately 450,000 products and $1 billion in inventory 3) approximately 210 warehouses with 7 million square feet of space and 4) locations in over 250 cities in more than 50 countries. Founded in 1957 and headquartered near Chicago, Anixter trades on the New York Stock Exchange under the symbol AXE.

Safe Harbor Statement

The statements in this presentation other than historical facts are forward-looking statements made in reliance upon the safe harbor of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are subject to a number of factors that could cause our actual results to differ materially from what is indicated here.  These factors include but are not limited to general economic conditions, the level of customer demand particularly for capital projects in the markets we serve, changes in supplier sales strategies or financial viability, risks associated with the sale of nonconforming products and services, political, economic or currency risks related to foreign operations, inventory obsolescence, copper price fluctuations, customer viability, risks associated with accounts receivable, the impact of regulation and regulatory, investigative and legal proceedings and legal compliance risks and risks associated with integration of acquired companies.  These uncertainties may cause our actual results to be materially different than those expressed in any forward looking statements.  We do not undertake to update any forward looking statements.  Please see our Securities and Exchange Commission (“SEC”) filings for more information.

Non-GAAP Financial Measures

In addition to the results provided in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”) above, this report includes certain financial measures computed using non-GAAP components as defined by the Securities and Exchange Commission. Specifically, net sales comparisons to the prior corresponding period, both worldwide and in relevant segments, are discussed in this report both on a GAAP basis and excluding acquisitions, foreign exchange effects and the impact of copper prices (“non-GAAP”). We believe that by reporting organic growth which excludes the impact of acquisitions, foreign exchange effects and the impact of copper prices, both management and investors are provided with meaningful supplemental sales information to understand and analyze our underlying trends and other aspects of our financial performance. From time to time, we may also exclude other items from reported financial results (e.g., impairment charges, inventory adjustments, restructuring charges, tax items, etc.) so that both management and financial statement users can use these non-GAAP financial measures to better understand and evaluate our performance period over period and to analyze the underlying trends of our business.

Non-GAAP financial measures provide insight into selected financial information and should be evaluated in the context in which they are presented. These non-GAAP financial measures have limitations as analytical tools, and should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP. Non-GAAP financial measures, as reported by us, may not be comparable to similarly titled amounts reported by other companies. The non-GAAP financial measures should be considered in conjunction with the Condensed Consolidated Financial Statements and Management’s analysis of financial condition and results of operations included in this report. Management does not use these non-GAAP financial measures for any purpose other than the reasons stated above.

INVESTOR CONTACTS

Ted Dosch	Lisa Micou Meers, CFA
EVP - Finance & Chief Financial Officer	VP - Investor Relations
(224) 521-4281	(224) 521-8895

Additional information about Anixter is available at anixter.com

ANIXTER INTERNATIONAL INC.
Condensed Consolidated Statements of Operations (Unaudited)

	Three Months Ended		Twelve Months Ended
	January 3,	December 28,	January 3,	December 28,
(In millions, except per share amounts)	2014	2012	2014	2012

Net sales	$1,598.5	$1,544.4	$6,226.5	$6,253.1
Cost of goods sold	1,227.1	1,201.5	4,803.8	4,844.4
Gross profit	371.4	342.9	1,422.7	1,408.7
Operating expenses	274.1	283.0	1,066.2	1,077.7
Impairment of goodwill and long-lived assets	1.7	21.3	1.7	48.5
Operating income	95.6	38.6	354.8	282.5
Interest expense	(11.2)	(16.2)	(47.4)	(59.7)
Other, net	(3.8)	(1.8)	(11.4)	(13.6)
Income from continuing operations before taxes	80.6	20.6	296.0	209.2
Income tax expense	22.4	15.4	95.6	84.6
Net income from continuing operations	58.2	5.2	200.4	124.6
Net (loss) income from discontinued operations	(0.1)	(0.1)	0.1	0.2
Net income	$58.1	$5.1	$200.5	$124.8

Income per share:
Basic:
Continuing operations	$1.77	$0.16	$6.11	$3.76
Discontinued operations	$—	$—	$0.01	$0.01
Net income	$1.77	$0.16	$6.12	$3.77
Diluted:
Continuing operations	$1.75	$0.16	$6.04	$3.69
Discontinued operations	$—	$(0.01)	$—	$—
Net income	$1.75	$0.15	$6.04	$3.69

Weighted average shares outstanding:
Basic	32.8	32.5	32.8	33.1
Diluted	33.2	33.1	33.2	33.8

Reportable Segments
Net sales:
Enterprise Cabling and Security Solutions	$811.3	$800.0	$3,174.5	$3,236.3
Electrical and Electronic Wire and Cable	539.6	544.1	2,116.6	2,111.2
OEM Supply	247.6	200.3	935.4	905.6
	$1,598.5	$1,544.4	$6,226.5	$6,253.1
Operating income:
Enterprise Cabling and Security Solutions	$41.2	$32.0	$160.5	$156.7
Electrical and Electronic Wire and Cable	40.9	35.2	161.8	166.5
OEM Supply	13.5	(28.6)	32.5	(29.9)
Corporate	—	—	—	(10.8)
	$95.6	$38.6	$354.8	$282.5

ANIXTER INTERNATIONAL INC.
Condensed Consolidated Balance Sheets

	January 3,	December 28,
(In millions)	2014	2012
	(Unaudited)
Assets

Cash and cash equivalents	$57.3	$89.4
Accounts receivable, net	1,182.8	1,225.5
Inventories	959.8	1,060.9
Deferred income taxes	32.8	40.7
Other current assets	43.0	33.6
Total current assets	2,275.7	2,450.1

Property and equipment, net	104.0	95.9
Goodwill	342.1	342.0
Other assets	139.0	201.6
Total assets	$2,860.8	$3,089.6

Liabilities and Stockholders' Equity

Accounts payable	$691.9	$716.9
Accrued expenses	210.5	249.5
Short-term debt	—	0.9
Total current liabilities	902.4	967.3

5.625% senior notes	350.0	350.0
5.95% senior notes	200.0	200.0
Accounts receivable securitization facility	145.0	82.0
Revolving lines of credit and other	108.9	20.8
10.0% senior notes	32.1	31.6
1.0% convertible senior notes	—	297.8
Other liabilities	95.0	170.2
Total liabilities	1,833.4	2,119.7

Stockholders' equity	1,027.4	969.9
	$2,860.8	$3,089.6

ANIXTER INTERNATIONAL INC.
Condensed Consolidated Statements of Cash Flows (Unaudited)

	Twelve Months Ended
(In millions)	January 3,	December 28,
	2014	2012

Operating activities
Net income	$200.5	$124.8

Adjustments to reconcile net income to net cash provided by
continuing operating activities:
Depreciation	22.1	22.5
Deferred income taxes	22.3	(9.4)
Stock-based compensation	13.6	14.6
Amortization of intangible assets	8.0	10.0
Accretion of debt discount	2.8	17.9
Amortization of deferred financing costs	2.6	3.1
Pension plan contribution (including settlements)	(15.3)	(57.4)
Pension plan expenses	16.7	41.0
Excess income tax benefit from employee stock plans	(1.6)	(3.1)
Impairment of goodwill and long-lived assets	1.7	48.5
Changes in current assets and liabilities:
Accounts receivable	36.9	(23.4)
Inventories	96.9	42.9
Accounts payable	(19.9)	(4.5)
Other current assets and liabilities, net	(53.5)	(86.3)
Other, net	0.7	1.7
Net cash provided by operating activities	334.5	142.9

Investing activities
Capital expenditures, net	(32.2)	(34.2)
Acquisition of business, net of cash acquired	—	(55.3)
Net cash used in investing activities	(32.2)	(89.5)

Financing activities
Proceeds from borrowings	593.7	615.5
Repayment of borrowings	(441.4)	(824.8)
Retirement of Notes due 2013	(300.0)	—
Payment of special cash dividend	(165.7)	(151.4)
Payments for repurchase of warrants	(19.2)	—
Proceeds from stock options exercised	8.1	3.4
Excess income tax benefit from employee stock plans	1.6	3.1
Proceeds from issuance of Notes due 2019	—	350.0
Purchases of common stock for treasury	—	(59.2)
Deferred financing costs	(1.2)	(7.6)
Other	—	2.2
Net cash used in continuing financing activities	(324.1)	(68.8)

Decrease in cash and cash equivalents from continuing operations	(21.8)	(15.4)

Effect of exchange rate changes on cash balances	(10.3)	(1.3)

Cash and cash equivalents at beginning of period	89.4	106.1
Cash and cash equivalents at end of period	$57.3	$89.4

ANIXTER INTERNATIONAL INC.
Financial Measures That Supplement GAAP (Unaudited)

Fourth Quarter 2013 Sales Growth Trends
		Adjustments for:
	Fourth Quarter 2013 (as reported)	Acquisition Impact	Foreign Exchange Impact	Copper Impact	Fourth Quarter 2013 (as adjusted)	Fourth Quarter 2012	Organic Growth
	(In millions)
Enterprise Cabling and Security Solutions
North America	$577.5	$—	$3.8	$—	$581.3	$577.8	0.6%
Europe	86.0	—	(2.2)	—	83.8	85.5	-1.9%
Emerging Markets	147.8	—	2.6	—	150.4	136.7	10.0%
Enterprise Cabling and Security Solutions	$811.3	$—	$4.2	$—	$815.5	$800.0	1.9%
Electrical and Electronic Wire and Cable
North America	$394.8	$—	$6.4	$8.6	$409.8	$408.4	0.4%
Europe	74.5	—	(1.0)	0.9	74.4	72.5	2.5%
Emerging Markets	70.3	—	1.3	0.4	72.0	63.2	13.7%
Electrical and Electronic Wire and Cable	$539.6	$—	$6.7	$9.9	$556.2	$544.1	2.2%
OEM Supply
North America	$94.0	$—	$0.1	$—	$94.1	$87.4	7.7%
Europe	133.9	—	(2.3)	—	131.6	100.0	31.5%
Emerging Markets	19.7	—	—	—	19.7	12.9	52.5%
OEM Supply	$247.6	$—	$(2.2)	$—	$245.4	$200.3	22.5%
Total Anixter International	$1,598.5	$—	$8.7	$9.9	$1,617.1	$1,544.4	4.7%
Geographic Sales
North America	$1,066.3	$—	$10.3	$8.6	$1,085.2	$1,073.6	1.1%
Europe	294.4	—	(5.5)	0.9	289.8	258.0	12.3%
Emerging Markets	237.8	—	3.9	0.4	242.1	212.8	13.7%
Total Anixter International	$1,598.5	$—	$8.7	$9.9	$1,617.1	$1,544.4	4.7%

Year to Date 2013 Sales Growth Trends
		Adjustments for:
	Year to Date 2013 (as reported)	Acquisition Impact	Foreign Exchange Impact	Copper Impact	Year to Date 2013 (as adjusted)	Year to Date 2012	Organic Growth
	(In millions)
Enterprise Cabling and Security Solutions
North America	$2,338.3	$—	$8.4	$—	$2,346.7	$2,356.8	-0.4%
Europe	320.8	—	(3.7)	—	317.1	338.5	-6.3%
Emerging Markets	515.4	—	3.9	—	519.3	541.0	-4.0%
Enterprise Cabling and Security Solutions	$3,174.5	$—	$8.6	$—	$3,183.1	$3,236.3	-1.6%
Electrical and Electronic Wire and Cable
North America	$1,564.4	$—	$13.9	$30.2	$1,608.5	$1,636.4	-1.7%
Europe	302.4	—	2.0	2.6	307.0	294.8	4.2%
Emerging Markets	249.8	(60.7)	1.6	0.9	191.6	180.0	6.4%
Electrical and Electronic Wire and Cable	$2,116.6	$(60.7)	$17.5	$33.7	$2,107.1	$2,111.2	-0.2%
OEM Supply
North America	$389.4	$—	$0.2	$—	$389.6	$405.9	-4.0%
Europe	474.1	—	(0.7)	—	473.4	438.6	7.9%
Emerging Markets	71.9	—	(2.1)	—	69.8	61.1	14.3%
OEM Supply	$935.4	$—	$(2.6)	$—	$932.8	$905.6	3.0%
Total Anixter International	$6,226.5	$(60.7)	$23.5	$33.7	$6,223.0	$6,253.1	-0.5%
Geographic Sales
North America	$4,292.1	$—	$22.5	$30.2	$4,344.8	$4,399.1	-1.2%
Europe	1,097.3	—	(2.4)	2.6	1,097.5	1,071.9	2.4%
Emerging Markets	837.1	(60.7)	3.4	0.9	780.7	782.1	-0.2%
Total Anixter International	$6,226.5	$(60.7)	$23.5	$33.7	$6,223.0	$6,253.1	-0.5%

ANIXTER INTERNATIONAL INC.
Financial Measures That Supplement GAAP (Unaudited) continued
(In millions, except per share amounts)
	Positive (Negative) impact
	Three Months Ended		Twelve Months Ended
	January 3,	December 28,	January 3,	December 28,
	2014	2012	2014	2012
Items impacting comparability of results:
Items impacting operating income:
Impairment of goodwill and long-lived assets	$—	$(21.3)	$—	$(48.5)
Inventory lower of cost or market adjustment	—	—	—	(1.2)
Pension Adjustment	—	(15.3)	—	(15.3)
Restructuring Charge	—	(10.1)	—	(10.1)
Total of items impacting operating income	$—	$(46.7)	$—	$(75.1)
Items impacting other expenses:
Penalty and interest from prior year tax liabilities	—	—	0.7	(1.7)
Total of items impacting other expenses	$—	$—	$0.7	$(1.7)
Total of items impacting pre-tax income	$—	$(46.7)	$0.7	$(76.8)
Items impacting income taxes:
Impact of change in forecast on effective tax rate	4.8	0.7	—	—
Tax impact of items impacting pre-tax income above	—	8.4	(0.2)	10.0
Reversal of deferred income tax valuation allowances/other	—	—	—	9.7
Tax effect related to closing prior tax years	—	—	4.2	—
Total of items impacting income taxes	$4.8	$9.1	$4.0	$19.7
Net income impact of these items	$4.8	$(37.6)	$4.7	$(57.1)
Diluted EPS impact of these items	$0.14	$(1.14)	$0.14	$(1.73)
GAAP to Non-GAAP Net Income and EPS Reconciliation:
Reconciliation to most directly comparable GAAP financial measure:
Net income from continuing operations – Non-GAAP	$53.4	$42.8	$195.7	$181.7
Items impacting net income from continuing operations	$4.8	$(37.6)	$4.7	$(57.1)
Net income from continuing operations - GAAP	$58.2	$5.2	$200.4	$124.6
Diluted EPS – Non-GAAP	$1.61	$1.30	$5.90	$5.42
Diluted EPS impact of these items	$0.14	$(1.14)	$0.14	$(1.73)
Diluted EPS – GAAP	$1.75	$0.16	$6.04	$3.69

Items impacting comparability of 2012 Operating Income by Segment (1)
	ECS	W&C	OEM Supply	Total
Items impacting operating income for three months ended December 28, 2012:
Operating income - Non-GAAP	$44.3	$43.7	$(2.7)	$85.3
Operating margin - Non-GAAP	5.5%	8.0%	-1.4%	5.5%
Impairment of goodwill and long-lived assets	$—	$—	$(21.3)	$(21.3)
Pension adjustment	$(8.2)	$(5.7)	$(1.4)	$(15.3)
Restructuring charge	$(4.1)	$(2.8)	$(3.2)	$(10.1)
Total of items impacting operating income for the three months ended December 28, 2012	$(12.3)	$(8.5)	$(25.9)	$(46.7)
Operating income - GAAP	$32.0	$35.2	$(28.6)	$38.6
Operating margin - GAAP	4.0%	6.5%	-14.3%	2.5%
(1) No items significantly impacting the comparability of operating income in 2013.

YTD 2013 and 2012 Effective Tax Rate - GAAP and Non-GAAP
	Three Months Ended		Twelve Months Ended
	January 3,	December 28,	January 3,	December 28,
	2014	2012	2014	2012
Income from continuing operations before taxes - GAAP	$80.6	$20.6	$296.0	$209.2
Income tax expense	$22.4	$15.4	$95.6	$84.6
Income tax rate	27.8%	75.0%	32.3%	40.5%
Total of items impacting pre-tax income above	$—	$(46.7)	$0.7	$(76.8)
Total of items impacting income taxes above	$4.8	$9.1	$4.0	$19.7
Income from continuing operations before taxes - Non-GAAP	$80.6	$67.3	$295.3	$286.0
Income tax expense - Non-GAAP	$27.2	$24.5	$99.6	$104.3
Annual effective income tax rate	33.7%	36.5%	33.7%	36.5%